Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of ZoomInfo Technologies Inc. of our report dated November 22, 2019, relating to the consolidated financial statements of Zoom Information, Inc. and Subsidiaries appearing in Amendment No. 4 to the Registration Statement (No. 333-236674) on Form S-1 of ZoomInfo Technologies Inc.

/s/ RMS US LLP
Boston, MA
June 3, 2020